Exhibit 10.12
GUARANTEE AGREEMENT
GUARANTEE AGREEMENT, dated as of November 8, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by TERRA PROPERTY TRUST, INC. (“Guarantor”), in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”).
RECITALS
Pursuant to that certain Uncommitted Master Repurchase Agreement, dated as of November 8, 2021 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and Terra Mortgage Capital III, LLC (“Seller”), Seller has agreed to sell, from time to time, to Buyer certain Eligible Assets (as defined in the Repurchase Agreement, upon purchase by Buyer, each a “Purchased Asset” and, collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement dated as of November 8, 2021 (the “Custodial Agreement”) by and among Buyer, Seller and Wells Fargo. Bank National Association (the “Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge Agreement dated as of November 8, 2021 (the “Pledge Agreement”) made by Terra Mortgage Portfolio III, LLC (“Pledgor”) in favor of Buyer, Pledgor has pledged to Buyer all of the Pledged Collateral (as defined in the Pledge Agreement). The Repurchase Agreement, the Custodial Agreement, the Control Agreement (as defined in the Repurchase Agreement), the Servicing Agreement(s) (as defined in the Repurchase Agreement), the Pricing Letter (as defined in the Repurchase Agreement), this Guarantee and any other agreements executed in connection with the Repurchase Agreement shall be referred to herein as the “Governing Agreements”.
It is a condition precedent to the purchase by Buyer of the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement or any other Governing Agreements; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of Seller and Pledgor in favor of Buyer under each of the Governing Agreements (collectively, the “Obligations”).
NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Governing Agreements and to enter into the transaction contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:
2.Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given them in the Repurchase Agreement.
“Cash and Cash Equivalents” means, with respect to Guarantor and its consolidated Subsidiaries, (a) cash, (b) fully federally insured demand deposits, or (c) securities with maturities of one hundred eighty (180) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government.

“Cash Liquidity”: means, with respect to any Person on any date, the amount of unrestricted Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries.
“Consolidated EBITDA”: means, with respect to any Person, for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, an amount equal to, the following, all determined on a consolidated basis, without duplication, for any Person and its consolidated Subsidiaries in accordance with GAAP: (a) Consolidated Net Income (or loss) of such Person, plus (b) the following (but only to the extent actually deducted in calculating such Consolidated Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-cash non-recurring losses and (v) transaction costs in connection with the Transaction Documents, and minus (c) the following (but only to the extent actually added in calculating such Consolidated Net Income (or loss)): extraordinary or non-cash non-recurring gains; determined, in each case, on a consolidated basis.
“Consolidated Net Income”: means, with respect to any Person for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, the sum of all the consolidated net income of such Person and its consolidated Subsidiaries determined in accordance with GAAP and in each case, determined on a consolidated basis without duplication.
“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under any agreements or other arrangements, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit. Notwithstanding the foregoing, for purposes of this definition, (A) contingent obligations of a Person in respect of customary completion guarantees and carry cost guarantees shall not constitute Indebtedness unless and until such obligations are actually due and payable, (B) contingent obligations of a Person in respect of customary non-recourse carveout guarantees and environmental indemnities shall not constitute Indebtedness, liabilities of Guarantor or a subsidiary in respect of interest reserves and other deposits made on behalf of borrowers or investees under loans or preferred equity investments advanced by Guarantor or a subsidiary, to the extent such liabilities are offset by a corresponding asset (e.g., the amount of such reserve or deposit), shall not constitute Indebtedness, (C) liabilities of Guarantor or a subsidiary in respect of participation interests in loans or preferred equity investments made by Guarantor or a subsidiary, to the extent such liabilities are offset by a corresponding asset (e.g., the amount of the loan receivable in which such participation has been granted), shall not constitute Indebtedness, and (D) obligations under capitalized leases shall not constitute Indebtedness.

“Interest Coverage Ratio”: means, as of any date of determination in respect of any fiscal quarter, Consolidated EBITDA for the preceding four fiscal quarters divided by Interest Expense for the preceding four fiscal quarters.
“Interest Expense”: means, with respect to any Person and its consolidated Subsidiaries in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense of such Person and its consolidated Subsidiaries, whether paid or accrued, without deduction of consolidated interest income of such Person and its consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of: (i) interest expense associated with any interest rate hedging activity of such Person; (ii) the amortization of debt discounts by such Person; and (iii) prepayment penalties and debt extinguishment charges paid by such Person, in all cases as reflected in the applicable consolidated financial statements of such Person and all as determined in accordance with GAAP.
“Investor” shall mean any limited partner, member or other investor committed to contribute capital to Guarantor pursuant to a subscription agreement, Guarantor’s partnership agreement, limited liability company agreement or other constitutive or investment agreement.
“Leverage Ratio” shall mean, with respect to any Person, the ratio of the Total Indebtedness to the Tangible Net Worth of such Person.
“Liquidity” means, with respect to Guarantor on any date of determination, (i) unrestricted and unencumbered (other than pursuant to the Transaction Documents) Cash and Cash Equivalents held by Guarantor and its consolidated Subsidiaries (including, without limitation, Cash and Cash Equivalents held by Seller), and (ii) Qualified Capital Commitments of Guarantor.
“Non-Recourse Indebtedness” means, with respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Qualified Capital Commitments” means, as of any date of determination, with respect to any Person, unpledged and unencumbered (but subject to the proviso below), binding, callable commitments (subject only to customary notice requirements) to make capital contributions from limited partners, general partners, members or other equity holders from such Person, which limited partners, members or other equity holders are in good standing; and, in all cases solely to the extent of such investor’s capital commitments, as to which none of the following events has occurred and is continuing: (i) a failure of any investor to pay any portion of its capital commitment to Guarantor when such payment is due; (ii) Guarantor has determined in good faith that such investor may be unlikely to pay any portion of its capital commitment to Guarantor when such payment is due; (iii) such investor becomes the subject of any bankruptcy or other insolvency proceeding or the appointment of a receiver in respect thereof; (iv) the repudiation by such investor of all or any portion of its capital commitment to Guarantor; (v) such investor withdrawing, in whole or in part, as an investor in Guarantor in accordance with the applicable partnership, limited liability company or other constitutive agreement; or (vi) the release or termination of such investor’s capital commitment to Guarantor by such investor, Guarantor or Guarantor’s general partner, manager or managing member, but if such release or termination is related to a partial redemption, then solely to the extent of such partial redemption; provided that Qualified Capital Commitments that are pledged as security on Guarantor’s subscription finance credit facilities may be included as Qualified Capital Commitments only to the extent of the amount by which such Qualified Capital Commitments are in excess of the unpaid principal balance of such subscription finance credit facilities.
“Recourse Indebtedness” means, with respect to any Person and any date, all Indebtedness of such Person as of such date other than (a) Non-Recourse Indebtedness, and (b) with respect to limited recourse guarantees, any portion of the related obligations that is not recourse to such Person.
“Tangible Net Worth” means, with respect to Guarantor on any date of determination, (A) the sum of (i) all amounts that would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of Guarantor and its consolidated Subsidiaries at such date and (ii) Qualified Capital Commitments of Guarantor, minus (B) the sum of (i) amounts owing to Guarantor from any Affiliate thereof (ii) intangible assets of Guarantor and its consolidated Subsidiaries, if any, and (iii) prepaid Taxes and/or expense, all on or as of such date and all without duplication as determined in accordance with GAAP.
“Total Indebtedness”: means, as of any date of determination, without duplication, all Indebtedness of Guarantor and its consolidated Subsidiaries on or as of such date.
3.Guarantee. (a) Subject to Sections 2(b) and (c) below, Guarantor hereby unconditionally and irrevocably guarantee to Buyer the prompt and complete payment and performance of the Obligations by Seller and Pledgor when due (whether at the stated maturity, by acceleration or otherwise).
(b)Notwithstanding anything in Section 2(a) above to the contrary, but subject in all cases to Sections 2(c) and (d) below, the maximum aggregate liability of Guarantor hereunder shall in no event exceed the sum of (i) 25% of the then-currently unpaid aggregate Repurchase Price of all Purchased Assets other than those that are Non-Controlling Interests, and (ii) 100% of the then-currently unpaid aggregate Repurchase Price of all Purchased Assets that are Non-Controlling Interests.
(c)Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no force and effect and the Obligations shall be fully recourse to Guarantor upon the occurrence of any of the following:
(i)a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law or any law of any other jurisdiction; or
(ii)an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law, and, in connection therewith, Seller, Pledgor or Guarantor or any Affiliate of Seller, Pledgor or Guarantor (alone or in any combination) has or have colluded in any way with the creditors commencing or filing such involuntary bankruptcy or insolvency proceeding; or
(iii)any material breach of the separateness covenants set forth in Section 10 of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller with the assets and/or liabilities of any other entity in a federal or state bankruptcy or insolvency proceeding.

(d)In addition to the foregoing, Guarantor shall be liable to Buyer for any costs, losses, claims, expenses or other liabilities actually incurred by Buyer resulting from the following matters:
(i)fraud or intentional misrepresentation by Seller, Pledgor, Guarantor, or any other Affiliate of Seller, Pledgor or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any other Program Document, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(ii)any material breach of the separateness covenants set forth in Section 10 of the Repurchase Agreement other than as set forth in Section 2(c)(iii) above; and
(iii)any breach of any representations and warranties in any of the Program Documents by Seller, Guarantor or any of its Affiliates relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting any or all of the Purchased Assets; provided that the guarantee set forth in this Section 2(d)(iii) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default pursuant to a public or private sale or strict foreclosure, or other similar enforcement proceeding but solely to the extent that the occurrence giving rise to Buyer’s liability under this Section 2(c)(iii) (A) first arose after such Purchased Asset was transferred or assumed and (B) is unrelated to any act or omission of Seller, Pledgor or Guarantor.
(e)Guarantor further agrees to pay any and all fees, expenses and indemnities (including, without limitation, all fees and disbursements of outside counsel) that may be paid or incurred by Buyer in connection with (i) enforcing any of its rights hereunder, (ii) obtaining advice of counsel with respect to the enforcement, potential enforcement or analysis of its rights hereunder, (iii) all Purchased Assets that are Non-Controlling Interests, and (iv) collecting any amounts owed to it hereunder. Without limiting the generality of the foregoing, Guarantor agrees to hold Buyer harmless from, and indemnify Buyer against, any and all losses, costs or expenses relating to the failure of any Servicer to remit any Income to the Collection Account or comply with any other provision of any Servicing Agreement or any Servicer Notice or Notice to Mortgagor. This Guarantee shall remain in full force and effect and be fully enforceable against Guarantor in all respects until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.
(f)No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder, and Guarantor shall, notwithstanding any such payment or payments, remain liable for the full amount of the Obligations under this Guarantee until the Obligations are paid in full, but subject to the limitations on Guarantor’s liability under Section 2(b) above.
(g)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

4.Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and in any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from Seller, until all amounts then owing by Seller or Pledgor to Buyer or any of its Affiliates under the Governing Agreements have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Governing Agreements. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.
5.Amendments, etc. with Respect to the Obligations. Subject to Section 6 hereof, until the Obligations shall have been paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Governing Agreement and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller, Pledgor or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller, Pledgor or any such other Person or any release of Seller, Pledgor or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
6.Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller, Pledgor and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller, Pledgor or this Guarantee with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Governing Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by Seller or Pledgor against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller, Pledgor or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to, or knowledge of, Seller, Pledgor and Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Seller and/or Pledgor for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller, Pledgor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller, Pledgor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller, Pledgor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and each of its successors and assigns, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Governing Agreements, Seller or Pledgor may be free from any Obligations.
        (e) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:
(i)Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer that in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, Pledgor or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, Pledgor, any other guarantor or any other person or security.
(ii)Guarantor is presently informed of the financial condition of Seller and Pledgor and of all other circumstances that diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller and Pledgor and of all other circumstances that bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information that Buyer may now or hereafter acquire concerning such condition or circumstances.
(iii)Guarantor has independently reviewed the Governing Agreements and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or Pledgor to Buyer, now or at any time and from time to time in the future.
7.Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Pledgor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for

Seller or Pledgor or any substantial part of the property of Seller or Pledgor, or otherwise, all as though such payments had not been made.
8.Payments. Guarantor hereby agree that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.
9.Representations and Warranties. Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date under the Repurchase Agreement that:
(d)Guarantor is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. Guarantor is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, except to the extent that the failure to comply would not reasonably be expected to have a Material Adverse Effect. Guarantor has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee and the other Governing Agreements to which Guarantor is a party.
(e)This Guarantee has been duly executed and delivered by Guarantor for good and valuable consideration. This Guarantee constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other limitations on creditors’ rights generally and equitable principles.
(f)Guarantor does not have actual knowledge of any event having occurred that would make Guarantor unable to perform in all respects all covenants and obligations contained in this Guarantee applicable to Guarantor.
(g)Neither the execution and delivery of this Guarantee nor compliance by it with the terms, conditions and provisions of this Guarantee will conflict with or result in a breach of any of the terms, conditions or provisions of (A) Guarantor’s organizational documents, (B) any contractual obligation to which Guarantor is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of Guarantor’s assets, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (D) any applicable Requirement of Law.
(h)Except as disclosed to Buyer in writing by Guarantor, prior to the Closing Date, there is no action, suit, proceeding, investigation, or arbitration pending or, to Guarantor’s Knowledge, threatened in writing by or against Guarantor or against its assets (i) with respect to any of the Program Documents or any of the transactions contemplated hereby or thereby, or (ii) that could have a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(i)Guarantor’s execution and delivery of this Guarantee and its compliance with the terms and provisions hereof will not contravene or conflict with or result in the creation or imposition of any lien upon any of the property or assets of it pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Guarantor of this Guarantee or to consummate the transactions contemplated hereby that has not already been obtained.
(j)No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of this Guarantee by Guarantor, (B) the legality, validity, binding effect or enforceability of this Guarantee against Guarantor or (C) the consummation of the transactions contemplated by this Guarantee.
(k)Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, and there is no claim relating to any such taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above.
(l)Except as disclosed to Buyer in writing by Guarantor, prior to the Closing Date, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America that would reasonably be expected to have a Material Adverse Effect and no Act of Insolvency has ever occurred with respect to Guarantor or any of its Affiliates.
10.Financial and other Covenants. Without limiting any provision set forth in the Repurchase Agreement, Guarantor shall comply at all times with the following covenants:
(d)Cash and Cash Equivalents. The Cash Liquidity of Guarantor and its consolidated Subsidiaries shall not at any time at be less than the greater of (x) $5,000,000, and (y) 5% of the outstanding Purchase Price as of such time.
(e)Total Liquidity. The Liquidity of Guarantor and its consolidated Subsidiaries shall not at any time be less than the greater of (x) 5% of Guarantor’s Recourse Indebtedness as of such time, and (y) the lesser of (i) $15,000,000, and (ii) 10% of the aggregate outstanding Purchase Price of all Purchased Assets, as of such time.
(f)Tangible Net Worth. The Tangible Net Worth of Guarantor and its consolidated Subsidiaries shall not be less than the sum of (i) $215,694,105, plus (ii) 75% of any new investor capital commitments of the direct and indirect investors in Guarantor which first become effective after the Closing Date.
(g)Interest Coverage Ratio. The Interest Coverage Ratio of Guarantor and its consolidated Subsidiaries shall not as of the last day of any calendar quarter, be less than 1.50 to 1.00.
(h)Leverage Ratio. The Leverage Ratio of Guarantor and its consolidated Subsidiaries shall not at any time exceed 3.50 to 1.00.
(i)Guarantor’s compliance with the financial covenants set forth in clauses (a-e) above must be evidenced by Guarantor’s financial statements and a Compliance Certificate (which may be delivered to Buyer by Guarantor) in respect of the financial quarter most recently ended, in the form of Exhibit B to the Repurchase Agreement and furnished together therewith, as and when required to be provided by Seller to Buyer pursuant to Section 12(d) of the Repurchase Agreement, and compliance with all such financial covenants are subject to continuing verification by Buyer.
11.Further Covenants of Guarantor.
(d)Taxes. Guarantor has filed and will timely file (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. No tax liens have been filed against Guarantor or any of Guarantor’s assets, and, as of the date hereof, no claims are being asserted with respect to any such taxes, fees or other charges.
(e)PATRIOT Act.
(i)Guarantor is in compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, in each case in all material respects. Guarantor will maintain, or remain subject to, policies and procedures reasonably designed to ensure compliance by Guarantor with applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
(ii)Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with the USA PATRIOT Act of 2001) and to fully effectuate the purposes of this Guarantee; provided, however, that nothing in this Section 10(b) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.
(f)Office of Foreign Assets Control. Guarantor warrants, represents and covenants that at all times it is not a Sanctioned Person. Guarantor covenants and agrees that neither it nor any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Sanctioned Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that has the purpose of evading or avoiding any Anti-Money Laundering Laws. Guarantor further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither it nor any of its Affiliates is a Sanctioned Person and neither Guarantor nor any of its Affiliates has knowingly engaged in any business transaction or dealings with a Sanctioned Person, including, but not limited to, the making or receiving any contribution of funds, goods or services to or for the benefit of a Sanctioned Person.
(g)Financial Reporting. Guarantor shall provide, or cause to be provided, to Buyer the financial and reporting information required with respect to Guarantor under Section 12(d) of the Repurchase Agreement.
(h)Compliance with Obligations and Laws. Guarantor shall at all times (i) comply with all contractual obligations, (ii) comply in all respects with all laws, ordinances,

rules, regulations and orders (including, without limitation, Environmental Laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Guarantor or any of its assets, (iii) maintain and preserve its legal existence, and (iv) preserve all of its rights, privileges, licenses and franchises necessary for the operation of its business.
(i)Books and Records. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(j)Change of Name; Place of Business. Guarantor shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Guarantor and of any change in Guarantor’s name or jurisdiction of organization not less than fifteen (15) Business Days prior to taking any such action.
(k)Limitation on Dividends and Distributions. Following the occurrence and continuation of a Default or an Event of Default, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Guarantor, either directly or indirectly, whether in cash or property or in obligations of Guarantor or any of Guarantor’s consolidated Subsidiaries. Notwithstanding the foregoing sentence, Guarantor shall be permitted to make only those distributions in the minimum amount strictly necessary to avoid being subject to tax under Section 857(b)(1) of the Code but only to the extent that each of the following conditions are satisfied: (1) immediately prior to, and immediately after giving effect to such distributions, Guarantor is in compliance with all of Guarantor’s obligations under this Guarantee, including but not limited to all of the covenants set forth in Section 9 of this Guarantee, (2) no Default or any Event of Default has occurred and is continuing in respect of any matter described in clause (h) of Section 13 of the Repurchase Agreement, and (3) prior to making any payment or distribution described in this Section 10(h), Guarantor has provided a certificate of a Responsible Officer of Guarantor certifying to Guarantor’s compliance with clauses (1) and (2) above, and that the amount of any such payment and/or distribution is the minimum amount strictly required in order for Guarantor to avoid being subject to tax under Section 857(b)(1) of the Code.
12.Right of Set-off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, after the occurrence and during the continuance of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Governing Agreement, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify the applicable Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

13.Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.Section Headings. The section headings used in this Guarantee are for convenience of reference only and shall not affect the interpretation or construction of this Guarantee.
15.No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
16.Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, except that any provision of this Guarantee may be waived by Buyer in a letter or agreement specifically waiving such terms and executed solely by Buyer. This Guarantee shall be binding upon Guarantor’s successors and assigns and shall inure to the benefit of Buyer, and Buyer’s permitted successors and assigns. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE, THE RELATIONSHIP OF THE PARTIES TO THIS GUARANTEE, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE.
17.Notices. Notices by Buyer to Guarantor shall be given in writing, addressed to Guarantor at the address or transmission number set forth under its signature below and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by email, provided that such email notice must also be delivered by one of the means set forth above, to the address or transmission number set forth under its signature below or at such other address and person as shall be designated from time to time by Guarantor, as the case may be, in a written notice to Buyer. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of email, upon receipt of confirmation, provided that such email notice was also delivered as required in this Section 16.

If Guarantor receives a notice that does not comply with the technical requirements for notice under this Section 16 it may elect to waive any deficiencies and treat the notice as having been properly given. Notice by Guarantor to Buyer shall be given in the manner set forth in Article 24 of the Repurchase Agreement.
18.SUBMISSION TO JURISDICTION; WAIVERS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)SUBMITS IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE OTHER LOAN DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(B)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER OR GUARANTOR, AS APPLICABLE, SHALL HAVE BEEN NOTIFIED IN WRITING BY THE APPLICABLE GUARANTOR; AND
(D)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
19.Integration. This Guarantee represents the agreement of Guarantor and Buyer with respect to the subject matter hereof and there are no promises or representations by Buyer or Guarantor relative to the subject matter hereof not reflected herein.
20.Execution. This Guarantee may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guarantee shall be effective as delivery of an original executed counterpart of this Guarantee.
21.Acknowledgments. Guarantor hereby acknowledges that:
(d)it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;
(e)Buyer has no fiduciary relationship to it, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(f)no joint venture exists between or among any of Buyer, on the one hand, and Seller, Pledgor and/or Guarantor on the other hand.
22.Intent. Guarantor intends for this Guarantee to be a credit enhancement related to a repurchase agreement, within the meaning of Section 101(47) of the Bankruptcy Code and, therefore, for this Guarantee to be itself a repurchase agreement, within the meaning of Section 101(47) and Section 559 of the Bankruptcy Code.
23.WAIVERS OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.
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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.
TERRA PROPERTY TRUST, INC., as Guarantor
By:    _/s/ Gregory Pinkus__________________
Name: Gregory Pinkus
Title: Authorized Signatory
Address:
550 Fifth Avenue
6th Floor
New York, NY 10036
Emails: AssetManagement@mavikcapital.com; accounting@mavikcapital.com; greg@mavikcapital.com; don@mavikcapital.com; vik@mavikcapital.com; mikef@mavoikcapital.com

With a copy to:

Kirkland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attn: Rachel Brown
Email: Rachel.brown@kirkland.com

Signature Page to Guarantee Agreement